EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CTI INDUSTRIES ANNOUNCES LEADERSHIP TRANSITION

Stephen Merrick Retires as CEO; CTI President Jeffrey Hyland Appointed Successor

Reiterates Outlook for Improved Operating Performance in 2018

Terminates Proposed Subscription Rights Offering Due to Market Conditions

Lake Barrington, IL – November 29, 2018 – CTI Industries Corporation (NASDAQ: CTIB) (“CTI” or “the Company”), a manufacturer and global marketer of novelty balloons, vacuum and flexible packaging and storage products, printed and laminated films, party goods, Candy Blossoms, and home container products, today announced the next step in its executive leadership transition that commenced on December 1, 2017.

Stephen M. Merrick will retire as CTI’s Chief Executive Officer effective November 30, 2018. He will remain with CTI as General Counsel, Secretary, and a member of the Board of Directors. Mr. Merrick has been an officer of CTI since January 1996.

Concurrently, Jeffrey S. Hyland, President and a Director of CTI since December 1, 2017, will succeed Mr. Merrick as Chief Executive Officer.

“Steve Merrick has been one of CTI’s senior leaders for over 20 years, and we appreciate his commitment and guidance,” said Mr. Hyland. “We are grateful that Steve has agreed to transition to General Counsel and remain a director of CTI post-retirement, preserving the benefit of his wisdom and experience. I am honored to succeed Steve as CEO and enthusiastic at the opportunity to lead CTI’s continuing evolution. My commitment to this expanded role is fully aligned with the vision, mission and values of CTI, and I look forward to continuing to collaborate with the talented, dedicated group of professionals whom I have come to know and respect.”

Mr. Hyland continued, “For full year 2018, we continue to expect higher net sales, lower total operating expenses, and higher operating profitability when compared to 2017. We have removed $1.4 million of expenses from CTI’s cost structure through the first nine months of 2018 and are on track to remove approximately $3.0 million of annualized operating costs by the end of 2018.  We are benefitting from improved manufacturing efficiencies, increased capacity, and a robust business development program.”

On November 13, 2018, CTI announced that it had deferred a proposed subscription rights offering due to unfavorable market conditions. Due to continuing unfavorable market conditions, CTI and its underwriter have mutually agreed to terminate the proposed subscription rights offering. The termination of the proposed subscription rights offering will not materially affect CTI’s existing operations or outlook. CTI and its lender revised the terms of its credit facility based on the expectation of this funding event, and now are engaged in discussions to further modify that arrangement assuming no additional capital is raised. CTI believes that an agreement will be reached. CTI will continue to monitor market conditions.

About CTI

CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses.  CTI also distributes products for home organization and storage, Candy Blossoms and other gift items and, in Mexico, party goods.  CTI markets its products throughout the United States and in a number of other countries.

Forward Looking Statements

Statements made in this release that are not historical facts are "forward-looking" statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time.  These "forward-looking" statements may include, but are not limited to, statements containing words such as "may," "should," "could," "would," "expect," "plan," "goal," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results.  Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein. More information on factors that could affect CTI's business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

CTI Industries Frank Cesario CFO (847) 620-1439 fcesario@ctiindustries.com mailto:	The Equity Group Devin Sullivan The Equity Group (212) 836-9608 dsullivan@equityny.com